Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement No. 333-174926 on Form N-1A of North Star Micro Cap Fund, North Star Dividend Fund, North Star Opportunity Fund and North Star Bond Fund of our report dated January 30, 2017, relating to our audits of the financial statements and financial highlights, which appear in the November 30, 2016 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights,” "Independent Registered Public Accounting Firm" and “Portfolio Holdings Information” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

February 28, 2017